Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 and into previously filed Registration Statement on Form S-3 (No. 333-144035), Form S-8 (No. 333-140702), and Registration Statements on Form SB-2, (Nos. 333-126399 and 333-140607) of our report dated March 1, 2007 relating to the consolidated balance sheets of Bionovo, Inc. (“Bionovo”), as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 and for the period from inception, February 1, 2002 through December 31, 2006, which appears in Amendment No. 1 to Bionovo, Inc.’s Annual Report on Form 10KSB/A (Amendment No. 1). Our report expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective as of January 1, 2006.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PMB Helin Donovan, LLP
San Francisco, California
October 16, 2007